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                         Report of Independent Auditors

To the Board of Trustees of
John Hancock Variable Series Trust I

In planning and performing our audit of the financial statements of John Hancock Variable Series Trust I (comprising, respectively, the Large Cap Growth, Active Bond (formerly, Sovereign Bond), International Equity Index, Small Cap Growth, Global Balanced (formerly, International Balanced), Mid Cap Growth, Large Cap Value, Money Market, Mid Cap Value, Small/Mid Cap Growth, Real Estate Equity, Growth & Income, Managed, Short-Term Bond, Small Cap (formerly, Small Cap Value), International Opportunities, Equity Index, Global Bond, Small/Mid Cap CORE, High Yield bond, Bond Index, Emerging Markets Equity, Large Cap Aggressive Growth, Small/Mid Cap Value, Large Cap Value CORE, International Equity, Mid Cap Blend, Aggressive Balanced, Fundamental Growth (formerly, Fundamental Mid Cap Growth), Large/Mid Cap Value, Core Bond and American Leaders Large Cap Portfolios) for the period ended December 31, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of John Hancock Variable Series Trust I is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally-accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of the Board of Trustees and management of John Hancock Variable Series Trust I, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                     /s/ERNST & YOUNG LLP
February 13, 2001